Exhibit 99.1

For Immediate Release:	For more information contact:
August 16, 2011	James M. La Neve, Chief Financial Officer
765 – 807 – 2640

Chromcraft Revington, Inc. Reports Second Quarter and First Half Results

West Lafayette, Indiana, August 16, 2011 – Chromcraft Revington, Inc. (NYSE Amex: CRC) today reported its results for the second quarter of 2011.  Sales for the second quarter of 2011 of $13,822,000 were 11% higher than the first quarter of 2011 and its net loss was 30% lower than the prior quarter. Gross margin expressed in dollars for the second quarter of 2011 increased by 53%, or 5% as a percent of net sales, from $1,660,000 to $2,533,000 as compared to the first quarter of 2011.

Operating results in the second quarter of 2011 improved by $542,000 as our operating loss decreased to $1,186,000 for the current quarter as compared to $1,728,000 for the first quarter of 2011, primarily due to increased sales and a favorable product sales mix.

Our improved second quarter operating results compared to the first quarter of 2011 and the second quarter of 2010 were primarily due to an increase in commercial furniture shipments, reflecting what we believe are improved conditions in the U.S. office furniture market. Commercial furniture sales were slightly higher for the second quarter of 2011 as compared to the prior year period.   Residential furniture shipments in the second quarter of 2011 were slightly lower as compared to the prior year period primarily due to weak consumer demand for residential furniture in our product categories and price segment, which we believe is consistent with industry trends; the continuing economic downturn which reflects the ongoing labor and housing market struggles and high consumer debt levels; and import competition.

Gross margin expressed in dollars for the quarter ended July 2, 2011 was slightly lower than the same period last year which was offset by a decrease in selling, general and administrative expenses of $0.2 million primarily due to lower marketing related expenses. Selling, general and administrative expenses were $0.4 million lower in the first six months of 2011 as compared to the prior year period primarily due to lower marketing related expenses.

Cash used in operating activities was $2.3 million for the first six months of 2011 as compared to $3.0 million provided in the prior year period.  The $3.0 million of cash provided in the 2010 period included the receipt of a tax refund of $6.6 million.  Excluding this tax refund, we used $1.3 million less cash in the first half of 2011 as compared to the prior year period.  The Company had cash of $1.9 million at July 2, 2011, no bank borrowings during the first six months of 2011, and no outstanding loan balance at July 2, 2011.

Commenting on these results, Ronald H. Butler, Chairman and Chief Executive Officer, said “Despite our operating loss for the second quarter, we are encouraged by a marked improvement over the first quarter 2011 operating results in both sales and operating loss, primarily due to a pickup in our recent order activity and shipments of contract commercial products.  Although the ongoing difficult operating environment in the residential furniture market will continue to be challenging, we expect the positive impact on our business resulting from what may be the start of a rebound in the U.S. office furniture market to continue through the remainder of the year.  In these uncertain economic times, we have diligently focused on our cash flow and balance sheet management along with controlling operating costs to be in line with our revenue base.”

Exhibit 99.1

Chromcraft Revington® businesses design residential and commercial furniture marketed throughout North America.  The Company wholesales its residential furniture products under Chromcraft®, Cochrane®, Peters-Revington®, Southern Living®, and CR Kids & Beyond® primary brands.  It sells commercial furniture under the Chromcraft® brand.  The Company sources furniture from overseas suppliers, with domestic contract specialty facilities, and operates one U.S. manufacturing facility for its commercial furniture and motion based casual dining furniture in Mississippi.

This release contains forward-looking statements that are based on current expectations and assumptions.  These forward-looking statements can be generally identified as such because they include future tense or dates, or are not historical or current facts, or include words such as “believe,”  “may,”  “expect,”  “anticipate,” “intend,” “plan,” or words of similar import.  Forward-looking statements are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected, or anticipated as of the date of this release.

Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated are general economic conditions, including the impact of the current recession in the United States and elsewhere; import and domestic competition in the furniture industry; ability of the Company to execute its business strategies, implement its new business model and successfully complete its business transition; our ability to grow sales and reduce expenses to eliminate our operating losses; the continuation of the recent improvement in the U.S. office furniture market; our ability to sell the right product mix; supply disruptions with products manufactured in China and other Asian countries; continued credit availability under the Company’s bank credit facility; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new and existing home sales; financial viability of the Company’s customers and their ability to continue or increase product orders; loss of key management; and other factors that generally affect business; and certain risks as set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2010.

The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Condensed Consolidated Statements of Operations (unaudited)
Chromcraft Revington, Inc.
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010

Sales	$13,822	$14,008	$26,302	$27,915

Cost of sales	11,289	11,339	22,109	22,540

Gross margin	2,533	2,669	4,193	5,375

Selling, general and administrative expenses	3,719	3,937	7,107	7,548

Operating loss	(1,186)	(1,268)	(2,914)	(2,173)

Interest expense	(68)	(75)	(144)	(150)

Net loss	$(1,254)	$(1,343)	$(3,058)	$(2,323)

Basic and diluted loss per share of common stock	$(.26)	$(.29)	$(.64)	$(.50)

Shares used in computing loss per share	4,765	4,685	4,751	4,676

Condensed Consolidated Balance Sheets (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	July 2,	December 31,
	2011	2010

Assets

Cash	$1,850	$4,179
Accounts receivable, less allowance of $225 in 2011 and $300 in 2010	7,250	7,552
Inventories	13,795	14,191
Prepaid expenses and other	820	711
Current assets	23,715	26,633

Property, plant and equipment, net	6,836	7,235
Other assets	640	579

Total assets	$31,191	$34,447

Liabilities and Stockholders' Equity

Accounts payable	$3,926	$4,144
Accrued liabilities	3,207	3,346
Current liabilities	7,133	7,490

Deferred compensation	396	461
Other long-term liabilities	1,683	1,667
Total liabilities	9,212	9,618

Stockholders' equity	21,979	24,829

Total liabilities and stockholders' equity	$31,191	$34,447

Condensed Consolidated Statements of Cash Flows (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	Six Months Ended
	July 2,	July 3,
	2011	2010

Operating Activities
Net loss	$(3,058)	$(2,323)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization expense	424	472
Non-cash share based and ESOP compensation expense	208	172
Provision for doubtful accounts	22	43
Non-cash inventory write-downs	134	221
Non-cash accretion expense	17	16
Gain on disposal of assets	(2)	-
Changes in operating assets and liabilities:
Accounts receivable	280	118
Refundable income taxes	-	6,578
Inventories	262	(190)
Prepaid expenses and other	(109)	(228)
Accounts payable and accrued liabilities	(357)	(1,913)
Long-term liabilities and assets	(127)	22

Cash provided by (used in) operating activities	(2,306)	2,988

Investing Activities
Capital expenditures	(25)	(135)
Proceeds on disposal of assets	2	-

Cash used in investing activities	(23)	(135)

Change in cash	(2,329)	2,853

Cash at beginning of the period	4,179	3,636

Cash at end of the period	$1,850	$6,489